Exhibit 3.1

CERTIFICATE OF AMENDMENT
of
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
TRIUMPH GROUP, INC.

Triumph Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
1.    That the Certificate of Incorporation of the Corporation is hereby amended by deleting Section "SIXTH" in its entirety and by substituting in lieu of said Section "SIXTH" the following new section:
"SIXTH. [Reserved]"
2.    That the foregoing amendment to the Certificate of Incorporation has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 19th day of July, 2012.

TRIUMPH GROUP, INC.

By:	/s/ John B. Wright, II
Name:	John B. Wright, II
Title:	Vice President, General Counsel and Secretary